Exhibit 99.1

Press Release
JLG Industries, Inc.	FOR IMMEDIATE RELEASE
1 JLG Drive
McConnellsburg, PA 17233-9533	Contact: Juna Rowland
Telephone (717) 485-5161	Vice President – Corporate & Investor Relations
Fax (717) 485-6417	(240) 313-1816, ir@jlg.com
www.jlg.com

JLG UPSIZES COMMON STOCK OFFERING AND PRICES AT LAST TRADE

     MCCONNELLSBURG, PA, MARCH 10, 2005 –JLG Industries, Inc. (NYSE:JLG) announced today the pricing of its underwritten public offering of 5,000,000 shares of common stock, increased from the previously announced 4,700,000 shares, at $21.97 per share which equals today’s NYSE closing price. JLG intends to use approximately $68.1 million of the net proceeds from the offering to redeem $61.25 million in principal amount of its outstanding 8 3/8 percent Senior Subordinated Notes due 2012 and to use the balance for general corporate purposes.

     UBS Investment Bank is acting as the sole lead manager on this offering. SunTrust Capital Markets, Inc. and Harris Nesbitt Corp. are acting as co-managers. The underwriters have an option to purchase up to an additional 750,000 shares to cover over-allotments, if any.

     This news release does not constitute an offer to sell or the solicitation of an offer to buy the common stock. The offering of common stock may be made only by means of a prospectus, a copy of which will be available from UBS Investment Bank at 299 Park Avenue, New York, New York 10171, Attention: Syndicate Desk.

     JLG Industries, Inc. is the world’s leading producer of access equipment (aerial work platforms and telehandlers) and highway-speed telescopic hydraulic excavators. The Company’s diverse product portfolio encompasses leading brands such as JLG® aerial work platforms; JLG, SkyTrak®, Lull® and Gradall® telehandlers; Gradall excavators; and an array of complementary accessories that increase the versatility and efficiency of these products for end users. JLG markets its products and services through a multi-channel approach that includes a highly trained sales force and utilizes a broad range of marketing techniques, integrated supply programs and a network of distributors in the industrial, commercial, institutional and construction markets. In addition, JLG offers world-class after-sales service and support for its customers. JLG’s manufacturing facilities are located in the United States, Belgium, and France, with sales and service operations on six continents.

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance, and involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: (i) general economic and market conditions, including political and economic uncertainty in areas of the world where we do business; (ii) varying and seasonal levels of demand for our products and services; (iii) competition; (iv) risks from our introduction of new products; as well as other risks as detailed in the Company’s SEC reports, including the report on Form 10-Q for the quarter ended January 30, 2005.

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